Exhibit 10.36

November 3, 2022

Christopher Halkyard
Dear Chris,
Congratulations! We are delighted to offer you the opportunity to share in our vision of Better Living through Better Food. We are confident that your skills and experience will be an asset to our company, and we are excited for you to become a part of our team.
This letter confirms our previous conversations regarding the employment opportunity available to you with Blue Apron, LLC (the “Company”), an affiliate of Blue Apron Holdings, Inc. (“Blue Apron” and, collectively with its affiliates, including the Company, the “Company Group”), and sets forth the terms and conditions of that employment.
The Company hereby offers you full-time employment as Chief Supply Chain Officer of Blue Apron beginning on Monday, November 7, 2022 (the “Effective Date”), with an annual base salary of $440,000. In this position you will primarily work from our Linden NJ facility, with the understanding that you will be present in the Company’s New York office as well as our Richmond CA facility on a regular basis as agreed with your manager. Also as discussed, initially you will report directly to me, but reporting lines may change in future. Your position is classified as exempt from the state and federal wage and hour laws, so you will not receive any overtime pay.
Annual Bonus
You will be eligible to receive a discretionary bonus on an annual basis with a target of 75% of your annual base salary, subject to both your and the Company’s performance. Your bonus payment amount will be based on your performance against the goals you align on with your manager and based on overall Company performance. You are not eligible for a 2022 annual bonus and will become eligible to participate in our annual bonus program starting with the 2023 performance year, with bonus payments, if any, anticipated in March of each year following a completed annual bonus period. You must be employed by the Company on the date bonus payments are made to receive any bonus award.

Sign-On Bonus
As an inducement for you to accept employment with the Company, the Company shall pay you a one-time sign-on bonus of $50,000 (the “Sign-On Bonus”), subject to any applicable local, state and federal tax withholdings. The sign-on bonus will be paid to you in March 2023 assuming you remain an employee at such time. In the event that you terminate your employment with the Company for any reason or if your employment is terminated by the Company for Cause (as defined in Blue Apron’s Executive Severance Benefits Plan), you will be required to repay one hundred percent (100%) of the Sign-On Bonus if such termination occurs within one year of the Effective Date, within thirty (30) days of such termination.

Equity
If you decide to join the Company, it will be recommended to Blue Apron’s Board of Directors that Blue Apron grant you an equity award having a target value of $525,000 at an $8.0311 share price (the “New Hire Grant”). The New Hire Grant will be in the form of time-based restricted stock units (RSUs) and will be subject to the terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and the applicable award agreement, including vesting requirements. Management will also consider recommending that you be considered for a 2023 annual equity grant with a target value to be determined in the Board of Directors’ sole discretion. For the avoidance of doubt, the Board of Directors retain the sole discretion to not make a 2023 annual grant to you.
Beginning in 2024, you will also be eligible to participate in Blue Apron’s annual equity-based incentive plan applicable to similarly situated executive officers in amounts and on terms and conditions determined by the Board of Directors in its sole discretion and in accordance with the various plan documents and awards agreements governing any such awards.
Required Travel
In connection with your acceptance of the Chief Supply Chain Officer role, you acknowledge that the Company will require you to travel to other Company office locations in New York and California on a regular basis. All required travel shall be approved by the CEO in advance.
Reimbursement for all travel and other business related expenses shall be made in accordance with the Company’s Reimbursement Policies, following submission by you of reimbursement expense forms in a form consistent with the Reimbursement Policies.
Executive Severance Benefits Plan
If you decide to join the Company, it will also be recommended to Blue Apron’s Board of Directors that you be designated as a “Covered Employee” under Blue Apron’s Executive Severance Benefits Plan and thus be eligible to receive the associated benefits thereunder.
Terms and Conditions
During the period of your employment, you shall (a) devote your entire working time for or at the direction of the Company Group, (b) use your best efforts to complete all assignments, and (c) adhere to the Company Group’s procedures and policies in place from time-to-time. During your employment with the Company, you may not engage in any other paid activities without the prior written consent of an authorized officer of the Company or Blue Apron or any other unpaid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company Group. Notwithstanding the foregoing, you will be permitted to serve as a member of the board of directors of (x) the entities set forth on Exhibit A attached hereto and (y) certain other businesses, civic or charitable organizations with the prior written consent of the the Chief Executive Officer in each instance (such consent not to be unreasonably withheld); provided, in each case, that such activities are not inconsistent with any agreement between you and the Company Group, including without limitation, this agreement and the Covenants Agreement (as defined below) or the business practices and policies of the Company Group and do not otherwise materially interfere with the performance of your duties and responsibilities hereunder.
During your employment with the Company, you will be entitled to participate in all of our then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs, when the Company establishes such plans. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.
By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company Group’s, or any of its users’, vendors’, or affiliates’, trade secrets, confidential and proprietary information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Chief Executive Officer or General Counsel of Blue Apron. You also will be required to execute the annexed employee non-disclosure and invention assignment agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter.
This offer of employment with the Company is contingent upon our satisfactory completion of reference checks, drug testing and proof of your authorization to work in the United States. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed a conditional employee. Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time for any reason or no reason, the Company has the right to terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Chief Executive Officer of Blue Apron, and such agreement is expressly acknowledged as an employment contract.
I hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding. This offer must be accepted on or before November 1, 2022, and will be deemed to have been withdrawn if your executed acceptance of this offer, together with the signed Covenants Agreement, is not received by the undersigned on or before the above referenced date.
Sincerely,
/s/ Linda Findley

Linda Findley, CEO

Agreed and accepted as of the date set forth below:
/s/ Christoper Halkyard__
Christopher Halkyard
Date: November 3, 2022